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Exhibit 12.1

					Historical
	Company Pro Forma
					STAG Industrial, Inc. April 20– June 30, 2011		STAG Predecessor Group
	Six Months Ended June 30, 2011
			Year Ended December 31, 2010				January 1– April 19, 2011		Year Ended December 31, 2010		Year Ended December 31, 2009		Year Ended December 31, 2008		Year Ended December 31, 2007		Period Ended December 31, 2006
	(unaudited)														(unaudited)
	($ in thousands)
Fixed Charges
Interest expense	$9,824		$19,326		$3,185		$4,136		$14,116		$14,328		$15,058		$4,928		$498
Interest within rental expense	61		122		24		—		—		—		—		—		—

Fixed charges	$9,885		$19,448		$3,209		$4,136		$14,116		$14,328		$15,058		$4,928		$498
Earnings and Adjusted Earnings
Net loss	$(2,674)		$(4,234)		$(5,899)		$(229)		$(2,946)		$(5,560)		$(7,684)		$(1,982)		$(47)
Fixed charges	9,885		19,448		3,209		4,136		14,116		14,328		15,058		4,928		498

Earnings	$7,211		$15,214		$(2,690)		$3,907		$11,170		$8,768		$7,374		$2,946		$451
Add: Depreciation and amortization	16,880		32,993		6,446		2,459		9,514		10,257		12,108		4,687		314
Less: Straight line rental revenue adjustment	(755)		(2,081)		(326)		(16)		(641)		(817)		(1,187)		(532)		(61)
Add: Above/(Below) market lease amortization	2,188		3,930		869		(3)		(34)		284		(563)		(23)		(15)
Add: Amortization of noncash compensation	332		664		156		—		—		—		—		—		—
Add: (Gain) loss on interest rate swaps	(1,313)		210		(500)		(763)		282		1,721		1,275		—		—

Adjusted Earnings	$24,543		$50,930		$3,955		$5,584		$20,291		$20,213		$19,007		$7,078		$689
Preferred Dividends
Series A Preferred Dividends
Ratio of Earnings to Fixed Charges	0.73	x	0.78	x	—	(1)	0.94	x	0.79	x	0.61	x	0.49	x	0.75	x	0.92	x
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	0.73	x	0.78	x	—	(1)	0.94	x	0.79	x	0.61	x	0.49	x	0.75	x	0.92	x
Ratio of Adjusted Earnings to Fixed Charges	2.48	x	2.62	x	1.23	x	1.35	x	1.44	x	1.41	x	1.26	x	1.44	x	1.38	x
Ratio of Adjusted Earnings to Combined Fixed Charges and Preferred Dividends	2.48	x	2.62	x	1.23	x	1.35	x	1.44	x	1.41	x	1.26	x	1.44	x	1.38	x

(1)
Earnings for the period were less than zero.

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  Exhibit 12.1